Exhibit 99.1

ALTRIA REPORTS 2025 FIRST-QUARTER RESULTS;
REAFFIRMS FULL-YEAR GUIDANCE

RICHMOND, Va. - April 29, 2025 - Altria Group, Inc. (NYSE: MO) today reports our 2025 first-quarter business results and reaffirms our guidance for 2025 full-year adjusted diluted earnings per share (EPS).

“Our highly profitable traditional tobacco businesses performed well in a challenging environment in the first quarter,” said Billy Gifford, Altria’s Chief Executive Officer. “The smokeable products segment delivered solid adjusted operating companies income growth behind the strength of Marlboro. In the oral tobacco products segment, on! maintained momentum in a competitive marketplace as Helix invested strategically behind the brand. And shareholders continued to benefit from strong cash returns through dividends and share repurchases, while we invested in pursuit of our Vision.”

“We continue to expect to deliver a full-year 2025 adjusted diluted EPS growth rate of 2% to 5% versus 2024. This growth rate represents full-year adjusted diluted EPS in a range of $5.30 to $5.45 from a base of $5.19 in 2024. Our guidance excludes amortization expense associated with definite-lived intangible assets, which was previously included in our adjusted results.”

Altria Headline Financials [1]

($ in millions, except per share data)	Q1 2025	Change vs. Q1 2024
Net revenues	$5,259	(5.7)%
Revenues net of excise taxes	$4,519	(4.2)%

Reported tax rate	36.0%	13.7 pp
Adjusted tax rate [2]	23.5%	(1.1) pp

Reported diluted EPS [3]	$0.63	(47.9)%
Adjusted diluted EPS [2,3]	$1.23	6.0%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information and see the schedules to this press release for reconciliations to corresponding GAAP measures.
2 Prior period amounts have been recast to conform with current period presentation for amortization expense associated with definite-lived intangible assets, which we did not previously identify as a special item and we now exclude from our adjusted financial measures. For more information, see discussion below and Schedules 9 and 10.
3 “EPS” represents diluted earnings per share.
As previously announced, a conference call with the investment community and news media will be webcast on April 29, 2025 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.
6601 West Broad Street, Richmond VA 23230

NJOY
Business Results
Three months ended March 31, 2025 versus three months ended March 31, 2024:
•NJOY consumables reported shipment volume increased 23.9% to 13.5 million units.
•NJOY devices reported shipment volume decreased 70% to 0.3 million units.
•NJOY retail share of consumables in the U.S. multi-outlet and convenience channel increased 2.4 share points to 6.6%.
U.S. International Trade Commission (ITC) Update
•On March 31, 2025, the ITC’s importation ban and cease-and-desist orders applicable to NJOY ACE (ACE) went into effect. While NJOY discontinued shipments of ACE to wholesalers as of March 24, 2025, retailers are permitted to sell through their existing inventory of ACE.
Impairment of the E-Vapor Reporting Unit Goodwill
•As a result of the ITC orders going into effect, we recorded a non-cash impairment charge of $873 million to the e-vapor reporting unit goodwill in the first quarter of 2025. There was no income tax benefit associated with the impairment because it is non-deductible for tax purposes.

Cash Returns to Shareholders
Share Repurchase Program
•In the first quarter of 2025, we repurchased 5.7 million shares at an average price of $56.97, for a total cost of $326 million.
•As of March 31, 2025, we had $674 million remaining under our currently authorized $1 billion share repurchase program, which we expect to complete by December 31, 2025. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board of Directors.
Dividends
•We paid dividends of $1.7 billion in the first quarter.

Update to Treatment of Amortization of Intangibles
•Amortization expense associated with definite-lived intangible assets (amortization of intangibles) is significantly impacted by the timing, frequency and size of acquisitions, each with unique facts and circumstances, which could result in amortization charges that could be inconsistent in size and timing.
•We believe that operating results adjusted for this item better reflect the underlying performance of our businesses and provide a better comparison to prior operating results.
•Therefore, beginning in the first quarter of 2025, we changed our treatment of our amortization of intangibles, which was previously included in our adjusted results, including adjusted net earnings and adjusted diluted EPS, and now treat this expense as a special item and exclude it from our adjusted results. Net revenues generated from these definite-lived intangible assets during the periods presented, if applicable, are included in our adjusted financial measures. For further discussion of our special items, see the 2025 Full-Year Guidance section below.

Environmental, Social and Governance
Our Corporate Responsibility Focus Areas are: (i) reduce the harm of tobacco products, (ii) prevent underage use, (iii) protect the environment, (iv) drive responsibility through our value chain, (v) support our people and communities and (vi) engage and lead responsibly. Our corporate responsibility reports are available on the Responsibility section of www.altria.com.
•In 2024, we continued to demonstrate environmental leadership with recognition from CDP Global, a non-profit that runs a global disclosure system on managing environmental impact, for addressing climate change (B) and protecting water security (A-), and for addressing the drivers of deforestation (B).

2025 Full-Year Guidance
We expect to deliver 2025 full-year adjusted diluted EPS in a range of $5.30 to $5.45, representing a growth rate of 2% to 5% from a base of $5.19 in 2024. Our guidance range and 2024 base have been recast to exclude amortization of intangibles, which was previously included in our adjusted results.
Our guidance contemplates the current estimated impact of increased tariffs on our costs, based on presently available information about tariffs. In addition, our guidance assumes limited impact on combustible and e-vapor product volumes from enforcement efforts in the illicit e-vapor market and assumes ACE does not return to the marketplace this year. The guidance range also includes the reinvestment of anticipated cost savings related to our previously announced Optimize & Accelerate initiative (Initiative) and lower expected net periodic benefit income.
While our 2025 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. We will continue to monitor conditions related to (i) the economy, including the cumulative impact of inflation and increased tariffs, (ii) adult tobacco consumer (ATC) dynamics, including purchasing patterns and adoption of smoke-free products, (iii) illicit product enforcement and (iv) regulatory, litigation and legislative developments.
Our 2025 full-year adjusted diluted EPS guidance range includes planned investments in support of our Vision, such as (i) marketplace activities in support of our smoke-free products and (ii) continued smoke-free product research, development and regulatory preparation expenses. This guidance range excludes the per share impacts related to charges associated with our Initiative.
Our full-year adjusted diluted EPS guidance range excludes the impact of certain income and expense items that our management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition, disposition and integration-related items, equity investment-related special items, certain income tax items, charges associated with tobacco and health and certain other litigation items, resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (NPM Adjustment Items) and amortization of intangibles. See Table 1 below for the income and expense items for the first quarter of 2025.
Our management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on our reported diluted EPS because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, we do not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, our adjusted diluted EPS guidance.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
•Net revenues decreased 5.7% to $5.3 billion, primarily driven by lower net revenues in the smokeable products segment. Revenues net of excise taxes decreased 4.2% to $4.5 billion.
•Reported diluted EPS decreased 47.9% to $0.63, primarily driven by lower reported operating companies income (OCI), which includes the non-cash impairment of the e-vapor reporting unit goodwill and 2025 costs associated with the acquisition of NJOY, unfavorable ABI-related special items and unfavorable income tax items, partially offset by fewer shares outstanding.
•Adjusted diluted EPS increased 6.0% to $1.23, primarily driven by fewer shares outstanding, higher adjusted OCI and a lower adjusted tax rate, partially offset by lower income from our equity investment in ABI and lower net periodic benefit income, excluding service cost.

Table 1 - Altria’s Adjusted Results

	First Quarter
	2025	2024	Change
Reported diluted EPS	$0.63	$1.21	(47.9)%
Acquisition-related items	0.04	—
Asset impairment, exit and implementation costs	0.52	—
Tobacco and health and certain other litigation items	0.02	0.01
Amortization of intangibles	0.02	0.01
ABI-related special items	0.01	(0.04)
Cronos-related special items	(0.01)	0.01
Income tax items	—	(0.04)
Adjusted diluted EPS [1]	$1.23	$1.16	6.0%
1 Prior period amounts have been recast to conform with current period presentation for amortization of intangibles, which we did not previously identify as a special item and we now exclude from our adjusted financial measures.
Note: For details of pre-tax, tax and after-tax amounts, see Schedule 5.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 4 and 5.
Acquisition-Related Items
In the first quarter of 2025, we recorded net pre-tax expenses of $79 million (or $0.04 per share) for acquisition-related items, including net pre-tax expenses of $54 million related to the ITC’s exclusion order and cease-and-desist orders. The expenses related to the ITC orders were partially offset by insurance recoveries from insurance contracts associated with the acquisition of NJOY. Also included is a non-cash, pre-tax charge of $25 million related to an increase in the fair value of the contingent payments associated with the acquisition of NJOY.
Asset Impairment, Exit and Implementation Costs
In the first quarter of 2025, we recorded a non-cash impairment charge of $873 million (or $0.52 per share) to the e-vapor reporting unit goodwill in our all other category. There was no income tax benefit associated with the impairment of the e-vapor reporting unit goodwill because the impairment is non-deductible for tax purposes.
Tobacco and Health and Certain Other Litigation Items
In the first quarter of 2025, we recorded pre-tax charges of $40 million (or $0.02 per share) for tobacco and health and certain other litigation items and related interest costs.
Amortization of Intangibles
In the first quarter of 2025, we recorded pre-tax amortization expense of definite-lived intangible assets of $37 million (or $0.02 per share).
ABI-Related Special Items
In the first quarter of 2024, ABI-related special items included net pre-tax income of $86 million (or $0.04 per share) primarily related to our pre-tax gain on the sale of a portion of our investment in ABI, partially offset by transaction costs.
The ABI-related special items include our respective share of the amounts recorded by ABI and additional adjustments related to (i) the conversion of ABI-related special items from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.
Income Tax Items
In the first quarter of 2024, we recorded income tax items of $71 million (or $0.04 per share), due primarily to an income tax benefit from the partial release of a valuation allowance on our losses related to our former investment in JUUL Labs, Inc. The valuation allowance release was due to our capital gain in connection with the sale of a portion of our investment in ABI.

SMOKEABLE PRODUCTS

Revenues and OCI
•Net revenues decreased 5.8%, primarily driven by lower shipment volume, partially offset by higher pricing. Revenues net of excise taxes decreased 4.1%.
•Reported OCI increased 1.2%, primarily driven by higher pricing, lower per unit settlement charges and lower manufacturing costs, partially offset by lower shipment volume and higher selling, general and administrative (SG&A) costs, which include higher tobacco and health and certain other litigation items and 2025 Initiative costs.
•Adjusted OCI increased 2.7%, primarily driven by higher pricing, lower per unit settlement charges, lower SG&A costs and lower manufacturing costs, partially offset by lower shipment volume. Adjusted OCI margins increased by 4.2 percentage points to 64.4%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	First Quarter
	2025	2024	Change
Net revenues	$4,622	$4,906	(5.8)%
Excise taxes	(715)	(834)
Revenues net of excise taxes	$3,907	$4,072	(4.1)%

Reported OCI	$2,469	$2,439	1.2%
NPM Adjustment Items	—	(6)
Asset impairment, exit and implementation costs	13	—
Tobacco and health and certain other litigation items	36	18
Adjusted OCI	$2,518	$2,451	2.7%
Reported OCI margins [1]	63.2%	59.9%	3.3 pp
Adjusted OCI margins [1]	64.4%	60.2%	4.2 pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
•Smokeable products segment reported domestic cigarette shipment volume decreased 13.7%, primarily driven by the industry’s decline rate (impacted by the growth of illicit e-vapor products and continued discretionary income pressures on ATCs), retail share losses and calendar differences.
•When adjusted for calendar differences and trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 12%.
•When adjusted for trade inventory movements, calendar differences and other factors, total estimated domestic cigarette industry volume decreased by an estimated 9%.
•Reported cigar shipment volume decreased 2.9%.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	First Quarter
	2025	2024	Change
Cigarettes:
Marlboro	12,978	14,973	(13.3)%
Other premium	678	747	(9.2)%
Discount	548	730	(24.9)%
Total cigarettes	14,204	16,450	(13.7)%

Cigars:
Black & Mild	405	417	(2.9)%
Other	—	—	—%
Total cigars	405	417	(2.9)%

Total smokeable products	14,609	16,867	(13.4)%
Note: Cigarettes volume includes domestic units sold as well as promotional units but excludes units not considered domestic, which are not material to our smokeable products segment.

Retail Share and Brand Activity
•Marlboro retail share of the total cigarette category was 41.0%, a decrease of 1.0 share point versus the prior year and 0.3 share points sequentially. Marlboro share of the premium segment was 59.3%, an increase of 0.1 share point versus the prior year and unchanged sequentially.
•The cigarette industry discount retail share was 30.9%, an increase of 1.8 share points versus the prior year and 0.6 share points sequentially, primarily due to continued discretionary income pressures on ATCs.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	First Quarter
	2025	2024	Percentage point change
Cigarettes:
Marlboro	41.0%	42.0%	(1.0)
Other premium	2.2	2.3	(0.1)
Discount	1.8	2.1	(0.3)
Total cigarettes	45.0%	46.4%	(1.4)
Note: Retail share results for cigarettes are based on data from Circana, LLC (Circana) as well as MSAi. Circana maintains a blended retail service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers through the Store Tracking Analytical Reporting System (STARS), as provided by MSAi. This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

ORAL TOBACCO PRODUCTS

Revenues and OCI
•Net revenues increased 0.5%, driven by higher pricing, primarily offset by lower shipment volume, a higher percentage of on! shipment volume relative to MST versus the prior year (mix change) and higher promotional investments. Revenues net of excise taxes increased 0.5%.
•Reported OCI decreased 0.5%, primarily driven by lower shipment volume, mix change and higher promotional investments, partially offset by higher pricing.
•Adjusted OCI was unchanged due to higher pricing, primarily offset by lower shipment volume, mix change and higher promotional investments. Adjusted OCI margins decreased 0.3 percentage points to 69.2%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	First Quarter
	2025	2024	Change
Net revenues	$654	$651	0.5%
Excise taxes	(25)	(25)
Revenues net of excise taxes	$629	$626	0.5%

Reported OCI	$433	$435	(0.5)%
Asset impairment, exit and implementation costs	2	—
Adjusted OCI	$435	$435	—%
Reported OCI margins [1]	68.8%	69.5%	(0.7) pp
Adjusted OCI margins [1]	69.2%	69.5%	(0.3) pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Beginning in the first quarter of 2025, our estimated oral tobacco industry volume has been updated for the current and comparable periods to include synthetic oral nicotine pouch products.
•Oral tobacco products segment reported domestic shipment volume decreased 5.0%, primarily driven by retail share losses, calendar differences, trade inventory movements and other factors, partially offset by the industry’s growth rate. When adjusted for calendar differences and trade inventory movements, oral tobacco products segment shipment volume decreased by an estimated 1%.
•Total oral industry volume increased by an estimated 10% for the six months ended March 31, 2025, primarily driven by growth in oral nicotine pouches, partially offset by declines in MST volumes.

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans in millions)

	First Quarter
	2025	2024	Change
Copenhagen	89.7	99.1	(9.5)%
Skoal	31.4	36.7	(14.4)%
on!	39.3	33.3	18.0%
Other	15.0	15.5	(3.2)%
Total oral tobacco products	175.4	184.6	(5.0)%
Note: Volume includes cans sold, as well as promotional units, but excludes non-domestic volume, which is currently not material to our oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans shipped, one can of oral nicotine pouches, irrespective of the number of pouches in the can, is assumed to be equivalent to one can of MST.

Retail Share and Brand Activity
Beginning in the first quarter of 2025, our reported oral tobacco products segment retail share performance data has been updated for the current and comparable periods to include synthetic oral nicotine pouch products. Restated share results are summarized below and in Schedule 11.
•Oral tobacco products segment retail share was 34.7%, as share declines for MST products were partially offset by oral nicotine pouch segment share growth.
•Total U.S. oral tobacco category share for on! nicotine pouches was 8.8%, an increase of 1.8 share points versus the prior year, and 0.1 share point sequentially.
•The U.S. nicotine pouch category grew to 49.1% of the U.S. oral tobacco category, an increase of 8.7 share points versus the prior year. In addition, on!’s share of the nicotine pouch category was 17.9%, an increase of 0.5 share points versus the prior year.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	First Quarter
	2025	2024	Percentage point change
Copenhagen	16.9%	20.1%	(3.2)
Skoal	6.6	8.0	(1.4)
on!	8.8	7.0	1.8
Other	2.4	2.7	(0.3)
Total oral tobacco products	34.7%	37.8%	(3.1)
Note: Our oral tobacco products segment’s retail share results exclude non-domestic volume, which is currently not material to our oral tobacco products segment. Retail share results for oral tobacco products are based on data from Circana, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans sold. Oral tobacco products are defined by Circana as domestic oral products, in the form of MST and oral nicotine pouch products (inclusive of tobacco-derived and synthetic oral nicotine products). New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example one can of oral nicotine pouches, irrespective of the number of pouches in the can, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is the standard practice of retail services to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), an e-vapor manufacturer with products covered by marketing granted orders from the U.S. Food and Drug Administration (FDA).
Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products.
Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on X (formerly known as Twitter), Facebook and LinkedIn.

Basis of Presentation
We report our financial results in accordance with GAAP. Our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2025 Full-Year Guidance.” Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating capital and other resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with, GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. We provide reconciliations of historical adjusted financial measures to corresponding GAAP measures in this release.
We use the equity method of accounting for our investments in ABI and Cronos and report our share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time for us to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect our cash flows.
Our reportable segments are (i) smokeable products, consisting of combustible cigarettes and machine-made large cigars, and (ii) oral tobacco products, consisting of MST and oral nicotine pouches. We have included results for NJOY, Horizon, Helix International and other business activities, which primarily consists of research and development expense related to certain new product platforms and technologies, in “All Other.” Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that are subject to a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results to differ materially from those contained in the forward-looking statements included in this release are described in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2024. These factors and risks include the following:
▪our inability to anticipate and respond to changes in adult tobacco consumer preferences and purchase behavior;
▪our inability to compete effectively;
▪the growth of the e-vapor category, including illicit disposable e-vapor products, which contributes to reductions in domestic cigarette consumption levels and shipment volume;
▪the impact of illicit trade in tobacco products and the sale of products designed to avoid the regulatory framework for tobacco products, each of which contribute to reductions in the consumption levels and shipment volumes of our businesses’ products;
▪our failure to develop and commercialize innovative products, including tobacco products that may reduce health risks relative to other tobacco products and appeal to adult tobacco consumers;
▪changes, including in macroeconomic and geopolitical conditions (including inflation), that result in shifts in adult tobacco consumer disposable income and purchasing behavior, including choosing lower-priced and discount brands or products, and reductions in shipment volumes;
▪unfavorable outcomes with respect to litigation proceedings or any governmental investigations, including significant monetary and non-monetary remedies and importation bans;
▪the risks associated with significant federal, state and local government actions, including FDA regulatory actions and inaction, and various private sector actions;
▪increases in tobacco product-related taxes;
▪our failure to complete or manage successfully strategic transactions, including acquisitions, dispositions, joint ventures and investments in third parties, or realize the anticipated benefits of such transactions;
▪significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions;
▪our reliance on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers and the risks associated with an extended disruption at a facility or in service by a supplier, distributor or distribution chain service provider;
▪the risk that we may be required to write down goodwill and intangible assets, including trademarks and other intellectual property, due to impairment;
▪the risks associated with our Optimize & Accelerate initiative, including risks relating to business continuity, our internal control over financial reporting and audit procedures and our ability to recognize the expected savings;
▪the risk that we could decide, or be required, to recall products;
▪the various risks related to health epidemics and pandemics and the measures that international, federal, state and local governments, agencies, law enforcement and health authorities implement to address them;
▪our inability to attract and retain a highly skilled workforce due to the decreasing social acceptance of tobacco usage, tobacco control actions and other factors;
▪the risks associated with the various U.S. and foreign laws and regulations to which we are subject due to our international business operations;
▪the risks concerning a challenge to our tax positions, an increase in the income tax rate or other changes to federal or state tax laws;
▪the risks associated with legal and regulatory requirements related to climate change and other environmental sustainability matters;

▪disruption and uncertainty in the credit and capital markets, including risk of losing access to these markets;
▪a downgrade or potential downgrade of our credit ratings;
▪the impact of heightened focus by investors and other stakeholders on our performance relating to corporate responsibility matters;
▪the failure of our, or our key service providers’ or key suppliers’, information systems to function as intended, or cyber-attacks or security breaches affecting us or our key service providers or key suppliers;
▪our failure, or the failure of our key service providers or key suppliers, to comply with laws related to personal data protection, privacy, artificial intelligence and information security;
▪the risk that the expected benefits of our investment in ABI may not materialize in the expected manner or timeframe or at all; and
▪the risks associated with our investment in Cronos, including legal, regulatory and reputational risks and the risk that the expected benefits of the transaction may not materialize in the expected manner or timeframe or at all.
You should understand that it is not possible to predict or identify all factors and risks. Consequently, you should not consider the foregoing list to be complete. We do not undertake to update any forward-looking statement that we may make from time to time except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897
www.altria.com/contact-us/media

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	2025	2024	% Change

Net revenues	$5,259	$5,576	(5.7)%
Cost of sales [1]	1,270	1,437
Excise taxes on products [1]	740	859
Gross profit	3,249	3,280	(0.9)%
Marketing, administration and research costs	488	467
Impairment of goodwill	873	—
Operating companies income	1,888	2,813	(32.9)%
Amortization of intangibles	37	27
General corporate expenses	63	112
Operating income	1,788	2,674	(33.1)%
Interest and other debt expense, net	262	254
Net periodic benefit income, excluding service cost	(14)	(24)
(Income) losses from investments in equity securities [1]	(143)	(295)
Earnings before income taxes	1,683	2,739	(38.6)%
Provision for income taxes	606	610
Net earnings	$1,077	$2,129	(49.4)%

Per share data:
Diluted earnings per share	$0.63	$1.21	(47.9)%

Weighted-average diluted shares outstanding	1,690	1,758	(3.9)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 3.

				Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2025	$4,622	$654	$(17)	$5,259
2024	4,906	651	19	5,576
% Change	(5.8)%	0.5%	(100+)%	(5.7)%

Reconciliation:
For the quarter ended March 31, 2024	$4,906	$651	$19	$5,576
Acquisition-related items - 2025	—	—	(34)	(34)
Operations	(284)	3	(2)	(283)
For the quarter ended March 31, 2025	$4,622	$654	$(17)	$5,259

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2025	$2,469	$433	$(1,014)	$1,888
2024	2,439	435	(61)	2,813
% Change	1.2%	(0.5)%	(100%+)	(32.9)%

Reconciliation:
For the quarter ended March 31, 2024	$2,439	$435	$(61)	$2,813

NPM Adjustment Items - 2024	(6)	—	—	(6)
Tobacco and health and certain other litigation items - 2024	18	—	—	18
	12	—	—	12

Acquisition-related items - 2025	—	—	(71)	(71)
Asset impairment, exit and implementation costs - 2025	(13)	(2)	(873)	(888)
Tobacco and health and certain other litigation items - 2025	(36)	—	—	(36)
	(49)	(2)	(944)	(995)
Operations	67	—	(9)	58
For the quarter ended March 31, 2025	$2,469	$433	$(1,014)	$1,888

Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended March 31,
	2025	2024
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$715	$834
Oral tobacco products	25	25
	$740	$859

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$687	$855
Oral tobacco products	—	3
	$687	$858

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$62	$60
Oral tobacco products	1	1
	$63	$61

The detail of (income) losses from investments in equity securities is as follows:

ABI	$(125)	$(313)
Cronos	(18)	18
	$(143)	$(295)

		Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2025 Net Earnings	$1,077	$0.63
2024 Net Earnings	$2,129	$1.21
% Change	(49.4)%	(47.9)%

Reconciliation:
2024 Net Earnings	$2,129	$1.21

2024 NPM Adjustment Items	(5)	—
2024 Tobacco and health and certain other litigation items	19	0.01
2024 Amortization of intangibles	24	0.01
2024 ABI-related special items	(67)	(0.04)
2024 Cronos-related special items	17	0.01
2024 Income tax items	(71)	(0.04)
Subtotal 2024 special items [1]	(83)	(0.05)

2025 Acquisition-related items	(65)	(0.04)
2025 Asset impairment, exit and implementation costs	(884)	(0.52)
2025 Tobacco and health and certain other litigation items	(30)	(0.02)
2025 Amortization of intangibles	(31)	(0.02)
2025 ABI-related special items	(17)	(0.01)
2025 Cronos-related special items	18	0.01
2025 Income tax items	(3)	—
Subtotal 2025 special items	(1,012)	(0.60)

Fewer shares outstanding	—	0.05
Change in tax rate	32	0.02
Operations	11	—
2025 Net Earnings	$1,077	$0.63

[1] Prior period amounts have been recast to conform with current period presentation for amortization of intangibles, which we did not previously identify as a special item and we now exclude from our adjusted financial measures.

				Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2025 Reported	$1,683	$606	$1,077	$0.63
Acquisition-related items	79	14	65	0.04
Asset impairment, exit and implementation costs	888	4	884	0.52
Tobacco and health and certain other litigation items	40	10	30	0.02
Amortization of intangibles	37	6	31	0.02
ABI-related special items	21	4	17	0.01
Cronos-related special items	(18)	—	(18)	(0.01)
Income tax items	—	(3)	3	—
2025 Adjusted for Special Items	$2,730	$641	$2,089	$1.23

2024 Reported	$2,739	$610	$2,129	$1.21
NPM Adjustment Items	(6)	(1)	(5)	—
Tobacco and health and certain other litigation items	24	5	19	0.01
Amortization of intangibles	27	3	24	0.01
ABI-related special items	(86)	(19)	(67)	(0.04)
Cronos-related special items	17	—	17	0.01
Income tax items	—	71	(71)	(0.04)
2024 Adjusted for Special Items [1]	$2,715	$669	$2,046	$1.16

2025 Reported Net Earnings and Reported Diluted EPS			$1,077	$0.63
2024 Reported Net Earnings and Reported Diluted EPS			$2,129	$1.21
% Change			(49.4)%	(47.9)%

2025 Adjusted Net Earnings and Adjusted Diluted EPS			$2,089	$1.23
2024 Adjusted Net Earnings and Adjusted Diluted EPS			$2,046	$1.16
% Change			2.1%	6.0%

[1] Prior period amounts have been recast to conform with current period presentation for amortization of intangibles, which we did not previously identify as a special item and we now exclude from our adjusted financial measures.

				Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2024
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2024 Reported	$13,658	$2,394	$11,264	$6.54
NPM Adjustment Items	(27)	(7)	(20)	(0.01)
Acquisition, disposition and integration-related items	(2,527)	(665)	(1,862)	(1.08)
Asset impairment, exit and implementation costs	422	107	315	0.18
Tobacco and health and certain other litigation items	101	25	76	0.04
Amortization of intangibles	139	24	115	0.07
ABI-related special items	2	—	2	—
Cronos-related special items	18	3	15	0.01
Income tax items	—	969	(969)	(0.56)
2024 Adjusted for Special Items [1]	$11,786	$2,850	$8,936	$5.19

[1] Prior period amounts have been recast to conform with current period presentation for amortization of intangibles, which we did not previously identify as a special item and we now exclude from our adjusted financial measures.

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$4,726	$3,127
Inventories	1,062	1,080
Other current assets	292	306
Property, plant and equipment, net	1,608	1,617
Goodwill and other intangible assets, net	19,008	19,918
Investments in equity securities	8,105	8,195
Other long-term assets	959	934
Total assets	$35,760	$35,177

Liabilities and Stockholders’ Equity (Deficit)
Current portion of long-term debt	$2,631	$1,527
Accrued settlement charges	3,032	2,354
Other current liabilities	4,992	4,900
Long-term debt	23,428	23,399
Deferred income taxes	3,699	3,749
Accrued pension costs	134	136
Accrued postretirement health care costs	934	935
Other long-term liabilities	370	365
Total liabilities	39,220	37,365
Total stockholders’ equity (deficit) attributable to Altria	(3,510)	(2,238)
Noncontrolling interest	50	50
Total liabilities and stockholders’ equity (deficit)	$35,760	$35,177

Total debt	$26,059	$24,926

								Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Net Revenues	Cost of Sales	Marketing, administration and research costs	Impairment of goodwill	Amortization of intangibles	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities
2025 Special Items - (Income) Expense
Acquisition-related items	$34	$37	$—	$—	$—	$8	$—	$—
Asset impairment, exit and implementation costs	—	—	15	873	—	—	—	—
Tobacco and health and certain other litigation items	—	—	36	—	—	—	4	—
Amortization of intangibles	—	—	—	—	37	—	—	—
ABI-related special items	—	—	—	—	—	—	—	21
Cronos-related special items	—	—	—	—	—	—	—	(18)

2024 Special Items - (Income) Expense [1]
NPM Adjustment Items	$—	$(6)	$—	$—	$—	$—	$—	$—
Tobacco and health and certain other litigation items	—	—	18	—	—	6	—	—
Amortization of intangibles	—	—	—	—	27	—	—	—
ABI-related special items	—	—	—	—	—	59	3	(148)
Cronos-related special items	—	—	—	—	—	—	—	17

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.
1 Prior period amounts have been recast to conform with current period presentation for amortization of intangibles, which we did not previously identify as a special item and we now exclude from our adjusted financial measures.

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Recast of Adjusted Net Earnings Attributable to Altria and Adjusted Diluted EPS for Amortization of Intangibles
For the Years Ended December 31, 2024, 2023 and 2022
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2022 Adjusted Net Earnings/EPS Prior to Recast	$11,648	$2,906	$8,742	$4.84
Amortization of intangibles	73	8	65	0.03
2022 Adjusted Net Earnings/EPS after Recast	$11,721	$2,914	$8,807	$4.87

2022 Adjusted Diluted EPS Change vs. 2021				5.0%
Recast 2022 Adjusted Diluted EPS Change vs. 2021				5.0%

2023 Adjusted Net Earnings/EPS Prior to Recast	$11,711	$2,889	$8,822	$4.95
Amortization of intangibles	128	22	106	0.06
2023 Adjusted Net Earnings/EPS after Recast	$11,839	$2,911	$8,928	$5.01

2023 Adjusted Diluted EPS Change vs. 2022				2.3%
Recast 2023 Adjusted Diluted EPS Change vs. 2022				2.9%

2024 Adjusted Net Earnings/EPS Prior to Recast	$11,647	$2,826	$8,821	$5.12
Amortization of intangibles	139	24	115	0.07
2024 Adjusted Net Earnings/EPS after Recast	$11,786	$2,850	$8,936	$5.19

2024 Adjusted Diluted EPS Change vs. 2023				3.4%
Recast 2024 Adjusted Diluted EPS Change vs. 2023				3.6%

			Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Recast of Adjusted Net Earnings Attributable to Altria and Adjusted Diluted EPS for Amortization of Intangibles
For the Quarters Ended December 31, 2024
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
Q1 2024 Adjusted Net Earnings/EPS Prior to Recast	$2,688	$666	$2,022	$1.15
Amortization of intangibles	27	3	24	0.01
Q1 2024 Adjusted Net Earnings/EPS after Recast	$2,715	$669	$2,046	$1.16

Q2 2024 Adjusted Net Earnings/EPS Prior to Recast	$2,984	$726	$2,258	$1.31
Amortization of intangibles	37	7	30	0.02
Q2 2024 Adjusted Net Earnings/EPS after Recast	$3,021	$733	$2,288	$1.33

Q3 2024 Adjusted Net Earnings/EPS Prior to Recast	$3,096	$739	$2,357	$1.38
Amortization of intangibles	38	7	31	0.02
Q3 2024 Adjusted Net Earnings/EPS after Recast	$3,134	$746	$2,388	$1.40

Q4 2024 Adjusted Net Earnings/EPS Prior to Recast	$2,879	$695	$2,184	$1.29
Amortization of intangibles	37	7	30	0.01
Q4 2024 Adjusted Net Earnings/EPS after Recast	$2,916	$702	$2,214	$1.30

	For the YTD Period Ended
	December 31, 2024		September 30, 2024		June 30, 2024
Adjusted Net Earnings/EPS Prior to Recast	$8,821	$5.12	$6,637	$3.84	$4,280	$2.46
Amortization of intangibles	115	0.07	85	0.05	54	0.03
Adjusted Net Earnings/EPS after Recast	$8,936	$5.19	$6,722	$3.89	$4,334	$2.49

				Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Retail Share Data
(Unaudited)

Prior to 2025, our reported oral tobacco segment retail share performance data excluded synthetic oral nicotine pouch products. Beginning in the first quarter of 2025, our reported oral tobacco products segment retail share performance data has been updated for the current and comparable periods to include synthetic oral nicotine pouch products. Restated share results are summarized below.

Oral Tobacco Products: Retail Share (percent)
	For the Three Months Ended
	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Copenhagen	17.8%	18.5%	19.4%	20.1%
Skoal	7.0	7.3	7.7	8.0
on!	8.7	8.8	8.0	7.0
Other	2.6	2.6	2.6	2.7
Total oral tobacco products	36.1%	37.2%	37.7%	37.8%

Oral Tobacco Products: Retail Share (percent)
		For the Year Ended	For the Nine Months Ended	For the Six Months Ended
		12/31/2024	9/30/2024	6/30/2024
Copenhagen		18.9%	19.3%	19.8%
Skoal		7.5	7.7	7.9
on!		8.2	7.9	7.5
Other		2.6	2.6	2.5
Total oral tobacco products		37.2%	37.5%	37.7%